Exhibit 5.1

Games Global Limited	Date 2 May 2024
62 Circular Road
Douglas	Your Ref
Isle of Man
IM1 1AE	Our Ref GAM49.2

Ladies and Gentlemen

Games Global Limited

Registered in the Isle of Man with company number 019102V (the “Company”)

This opinion as to Isle of Man law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”).

We are advocates practising in the Isle of Man and are qualified to give you this legal opinion under the laws of the Isle of Man save that this opinion is limited to Isle of Man law as of the date of this letter and as currently applied by the Courts of the Isle of Man and is given on the basis that the opinion will be governed by and construed in accordance with Isle of Man law. We express no opinion about the laws of any other jurisdiction.

1.	Documents

For the purposes of providing this legal opinion, we have examined the following documents:-

1.1	the Registration Statement (where relevant to the issue of the Company’s Ordinary Shares);

1.2	minutes (the “Board Minutes”) setting out the resolutions in relation to the underwritten registered initial public offering (the “IPO”) of the Company’s ordinary shares par value £0.000001 per share which resolutions the management of the Company have confirmed in writing to us (a) were passed at a meeting of the board of directors of the Company held on 30 April 2024 and (b) will be contained in and evidenced by signed board minutes in due course;

1.3	a copy of the written resolutions of the sole member of the Company approving, among other things, the form of Amended and Restated Memorandum of Association and Articles of Association of the Company to apply with effect from closing of the IPO;

Directors P.B. Games • I.E. Newby • A.D. Spencer • D.M. Spencer

A full list of legally qualified staff is available from www.simcocks.com

Simcocks is the trading name of Simcocks Advocates Limited, an incorporated legal practice in the Isle of Man with registered number 104672C. Registered Office: Ridgeway House, Ridgeway Street, Douglas, Isle of Man IM1 1EL.

1.4	a certificate given by Atla Fiduciaries Limited (who, according to the Company Search, is the registered agent of the Company) dated 1 May 2024 certifying, inter alia, the names of the directors and member of the Company, the number and type of shares in the Company in issue and attaching thereto a copy of the register of members of the Company (the “Certificate”); and

1.5	the documents appearing on the file of the Company maintained by the Companies Registry as revealed by our search at the Companies Registry referred to in paragraph 2 below.

The documents at paragraphs 1.2 to 1.5 above are together in this opinion referred to as the “Documents” and each a “Document”.

We have not examined any other documents, even if they are referred to in the Registration Statement or the Documents.

2.	Searches

2.1	We have conducted a search of the file of the Company at the Isle of Man Department for Enterprise, Companies Registry (the “Companies Registry”) on today’s date. Our search at the Companies Registry shows, inter alia, that there is no evidence of the winding up or striking off of the Company or matters analogous thereto.

2.2	We have also conducted a search of the Register of Claims and Register of Judgments at the Rolls Office of the Isle of Man High Court of Justice (the “Rolls Office”) on today’s date. Our search at the Rolls Office did not disclose any litigation or other proceeding in respect of the Company.

3.	Assumptions

In giving this legal opinion, we have assumed:

3.1	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

3.2	that the resolutions of the directors of the Company set out in the Board Minutes have not been amended or rescinded and are in full force and effect;

3.3	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Isle of Man in respect of matters upon which we have expressly opined) made in the Registration Statement, the Documents and any correspondence submitted to us;

3.4	that there are no vitiating factors, such as fraud or duress, which affect any of the opinions expressed herein;

Page | 2

3.5	insofar as any relevant actions or obligations of the Company are to be performed in any jurisdiction other than the Isle of Man, their performance will not be illegal or ineffective by virtue of the law of that jurisdiction (to which we express no opinion);

3.6	that the Certificate, and that the documents referred to therein or attached thereto, are accurate and complete as at the date hereof. Please note that our search of the Company file referred to in paragraph 2.1 above reveals only limited information in respect of the Company and does not reveal, inter alia, information in respect of the directors and shareholders of the Company; and

3.7	that there are no agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend, vary or restrict the powers and authority of the directors of the Company in any way.

4.	Opinion

Based on the foregoing and subject to such legal and other considerations as we have considered relevant and as stated herein, and having made such enquiries as to questions of Isle of Man law as we have deemed necessary in order to render the opinion set forth herein, we are of the opinion that so far as the present laws of the Isle of Man are concerned:

4.1	the Company is a company limited by shares duly incorporated on 8 July 2021 and is validly existing under the laws of the Isle of Man;

4.2	the Company is a separate legal entity and has power and the capacity to sue and be sued in its own name and power to own its property and other assets;

4.3	the Company has not taken any corporate action for the winding up, dissolution or striking-off of the Company and no notice of the appointment of a liquidator or similar officer of the Company or other document has been filed with the Companies Registry or the High Court for the winding up, dissolution or striking- off of the Company;

4.4	when issued and paid for pursuant to the terms of the resolutions contained in the Board Minutes in accordance with the Registration Statement and entered in the register of members of the Company, the Company’s Ordinary Shares offered by the Company (as referred to in the Registration Statement) will be legally issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares); and

4.5	the Company’s Ordinary Shares offered by the selling shareholder (as referred to in the Registration Statement) have been legally issued, fully paid and are non- assessable.

Page | 3

5.	Qualifications and Limitations

The opinions set forth in this legal opinion are given subject to the following qualifications and limitations:-

5.1	this legal opinion relates solely to the relevant laws of the Isle of Man as are in force at the date of this opinion. To the extent to which the laws of any other jurisdiction may be relevant, we have assumed that such laws do not affect this opinion and we do not express or imply any opinion on such laws;

5.2	all opinions as to the enforceability of agreements and obligations are subject to all applicable bankruptcy, composition, compromise, arrangement, re- organisations, insolvency, moratorium or other similar rights affecting the enforcement of creditors’ rights generally;

5.3	where any obligation is to be performed in a jurisdiction outside the Isle of Man it may not be enforceable in the Isle of Man to the extent that performance will be illegal under the laws of the other jurisdiction or contrary to public policy in the Isle of Man;

5.4	save as otherwise specifically stated in this opinion, this opinion addresses law and not fact;

5.5	our searches against the file of the Company at the Companies Registry must not be taken as conclusive because there is a filing period within which registrable documents are to be filed and several days may elapse between the delivery of a document for registration and it being processed by the Companies Registry; and

5.6	the search of the Rolls Office cannot be conclusively relied upon to reveal whether or not a particular entity is party to litigation in the Isle of Man. The Roll is updated once per week and it is not updated if third parties or noticed parties are added or removed from the proceedings after their commencement. In spite of its limitations, a search of the Rolls Office is the only public means of checking whether or not an individual or entity is a party to litigation in the Isle of Man.

6.	Reliance

6.1	This opinion is given solely for the benefit of the addressee in connection with the filing of the Registration Statement and the offering of the Company’s Ordinary Shares and, except with our prior written consent, it may not be used or relied upon by any other person or for any other purpose whatsoever, save as, and to the extent provided, below.

6.2	We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

6.3	A copy of this opinion may be provided for the purpose of information only (a) where required by law or judicial process and (b) to the Company’s affiliates, professional advisers, auditors, insurers and regulators.

Yours faithfully

/s/ Simcocks

Simcocks Advocates Limited

Page | 4